Exhibit 21.1

EPIQ SYSTEMS, INC.

Subsidiaries of the Company

The following is a list of subsidiaries of the company as of December 31, 2012.

Subsidiary	Where Incorporated	Also Doing Business As
Epiq Systems Acquisition, Inc.(1)	New York
Epiq Systems Holding Company(1)	Delaware
Jupiter eSources, LLC (3)	Oklahoma	Epiq Bankruptcy Data Services
Epiq Systems Holdings, LLC(2)	Delaware
Epiq eDiscovery Solutions, Inc. (2)	Delaware
Epiq Document Review Solutions, LLC (4)	Delaware	Epiq eDiscovery Epiq eDiscovery Solutions Epiq Staffing Solutions
Encore Legal Solutions, Inc. (5)	Delaware	Epiq eDiscovery Epiq eDiscovery Solutions Encore Discovery Solutions
De Novo Legal LLC(6)	Delaware	Epiq eDiscovery Epiq eDiscovery Solutions
De Novo Legal Electronic Discovery, LLC(7)	Delaware	Epiq eDiscovery Epiq eDiscovery Solutions
Epiq Bankruptcy Solutions, LLC (2)	New York
Epiq Financial Balloting Group, LLC (2)	New York	Financial Balloting Group
Epiq Preference Solutions, LLC (2)	New York
Hilsoft, Inc. (2)	Pennsylvania	Hilsoft Notifications
Epiq Class Action & Claims Solutions, Inc. (1)	Rhode Island	Epiq Corporate Services, Inc. Legal Support Services Litigation Support Services Huntington Legal Advertising
Epiq Technology, LLC(1)	Delaware
Epiq Systems Holding B.V. (1)	Netherlands
Epiq Forensic Intelligence, Ltd. (3)	United Kingdom
Epiq Systems, Ltd. (3)	United Kingdom
De Novo Legal Limited	United Kingdom
Epiq Systems, Limited (3)	Hong Kong

(1)         100% owned by Epiq Systems, Inc.

(2)         100% owned by Epiq Systems Acquisition, Inc.

(3)         100% owned by Epiq Systems Holding B.V.

(4)         100% owned by Epiq eDiscovery Solutions, Inc.

(5)         100% owned by Encore Intermediate Holdco, Inc.

(6)         100% owned by Epiq Systems Holdings, LLC

(7)         100% owned by De Novo Legal LLC